Filed Pursuant to Rule 433

Registration No. 333-150051

FEDERAL TRUST

FEDERAL TRUST CORPORATION

Federal Trust Corporation

Rights Offering

FEDERAL TRUST

This presentation is for informational purposes only and does not constitute an offer to sell shares of common stock of Federal Trust Corporation.

Please refer to the prospectus dated May 12, 2008

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Forward-Looking Statements

Certain comments in this presentation are forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates,” “project,” “intend,” “plan,” “seek” or similar expressions. Forward-looking statements include, but are not limited to: • statements of goals, intentions and expectations; • statements regarding prospects and business strategy; • statements regarding asset quality and market risk; and • estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, the factors discussed under the heading “Risk Factors” beginning on page 16 of the prospectus that could affect the actual outcome of future events. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, any unanticipated events or any changes in the future.

Federal Trust Corporation has filed a registration statement (including a prospectus) with the Securities and Exchange Commission concerning the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Federal Trust Corporation has filed with the Securities and Exchange Commission for more complete information about Federal Trust Corporation and the offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s Web site at www.sec.gov . Alternatively, Stifel, Nicolaus & Company, Incorporated, the information agent for the offering, will arrange to send you the prospectus if you request it by calling them toll-free at (866) 779-2408.

The shares of common stock of Federal Trust Corporation are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

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Offering Summary

Issuer: Federal Trust Corporation

Listing / Ticker: American Stock Exchange / FDT ($1.13 close on 5/23/08)

Maximum Shares Offered: 36,842,105 shares Subscription Shares Offered: 15,788,825 shares Warrants Issued to Lead Standby Investors: 10,000,000 shares Rights Purchase Price Per Share: $0.95 Subscription Rights Exchange Ratio: 1.6732 Current Maximum Standby Purchase Commitments: 24,623,646 shares

Financial Advisor, Marketing & Information Agent: Stifel, Nicolaus & Company, Incorporated

FEDERAL TRUST

Standby Purchasers

Six standby purchasers have executed standby purchase agreements to participate in the offering for a maximum commitment of $23.4 million at price of $0.95 per share.

– In no event will the Company issue less than 21,053,280 shares to the standby purchasers.

Two standby investors, Sidhu Advisors FDT, LLC and Patriot Financial Partners, L.P. will each:

– Receive 5 million warrants.

– Receive the right to select one candidate for appointment to the board of directors of Federal Trust Corporation and Federal Trust Bank.

The table below outlines the maximum share commitments by standby purchasers.

Maximum Share Name Commitment

Patriot Financial Partners, L.P. 10,212,798 Sidhu Advisors FDT, LLC 9,887,874 Keefe Ventures Fund, LP 2,631,579 El Coronado Holdings, LLC 875,716 John Sheldon Clark 769,179 David Schwartz 246,500

Total 24,623,646

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Corporate Overview

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Overview of Federal Trust

• Federal Trust Corporation (AMEX: FDT) is a savings and loan holding company located in Central Florida.

• Established in 1989 and headquartered in Sanford, Florida, approximately 20 miles northeast of downtown Orlando. Currently operates 11 Florida branch offices in Volusia, Seminole, Orange, Lake and Flagler Counties.

• Customers primarily consist of small- to medium-sized in-market businesses and individuals which include real estate, construction, commercial and consumer customers.

• Federal Trust has undergone recent changes in management with three executive management positions filled within the last year.

• At March 31, 2008, Federal Trust Corporation had $672.9 million in assets, $522.6 million in net loans, $454.0 million in deposits and $37.3 million in shareholders’ equity.

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Branch Map

Headquarters

★312 West First Street
Sanford

Branch Offices

- 420 West First Street
  Sanford
- 655 West Morse Blvd
  Winter Park
- 763 East 3rd Ave.
  New Smyrna Beach
- 2690 Enterprise Rd.
  Orange City
- 487 Semoran Blvd
  Casselberry
- 901 Doyle Rd.
  Deltona
- 791 Rinehart Rd.
  Lake Mary
- 256 West County Rd. 44
  Eustis
- 108 Central Ave.
  Palm Coast
- 505 Wekiva Springs Rd. Ste. 700
  Longwood
- 3880 South Nova Road
  Port Orange



Jacksonville
Tampa
Orlando
Miami
Palm Coast
Port Orange
New Smyrna Beach
Eustis
Orange City
Deltona
Sanford
Wekiva
Lake Mary
Casselberry
Winter Park
Orlando
Corporate Office
Existing Branch Office

8

FEDERAL TRUST

Overview of Problem Assets

March 31, 2007 June 30, 2007 September 30, 2007 December 31, 2007 March 31, 2008

Non-accrual Loans $16.4 $31.2 $37.0 $38.2 $47.8 OREO $2.4 $2.4 $5.1 $9.5 $10.1 Total Non-performing $18.8 $33.6 $42.1 $47.7 $57.9

Loan Loss Reserves $5.2 $10.3 $10.5 $13.9 $15.8 Reserves / NPAs 27.9% 30.6% 24.9% 29.0% 27.3%

$56.6 $57.9 $ in millions

$47.7 $43.4 $42.1

$33.6

$18.8

1Q 2007 2Q 2007 3Q 2007 4Q 2007 1Q 2008

Non-performing Assets Substandard + Special Mention

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Composition of Problem Assets

The chart below outlines the composition of our non-accrual and foreclosed assets at March 31, 2008.

(in thousands)

$ $ $ $ $ $ $

$ 0 2,000 4,000 6,000 8,000 10,000 12,000 14,000

Mortg ages $ 8,321

L ot $

Residential 9,083

Construction $ 6,638

Commercial

Real

Estate $ 9,964

Land $ 12,812

Commercial

Business $ 750

Consumer $ 206

Foreclosed Assets

$10,093

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Summary of Regulatory Sanctions

• Federal Trust Corporation has stipulated cease and desist orders with the Office of Thrift Supervision, which will significantly restrict operations. Highlights include:

– A capital plan submitted to the OTS to raise capital by July 15, 2008.

– If unsuccessful, an agreement with a merger or acquisition partner must be executed by August 31, 2008.

– Required development of an asset review program.

– Restrictions on increasing construction, acquisition and development, non-residential permanent mortgage and land loans without approval.

– Contract and agreement restrictions.

– Asset growth limitations.

– Approval required for the issuance of dividends.

• The Office of Thrift Supervision has also placed additional restrictions on the operations of the Company.

– Prior notice required for changes in directors or senior officers.

– Contracts and employment agreements are subject to review.

– Approval required for expenditures over $5,000.

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Asset Trends

In response to recent asset quality issues, we have taken steps to reduce the size of our balance sheet which will aid in strengthening our regulatory capital ratios.

$800,000

$750,000 $735,416 $722,964 $700,000 $690,264 $672,879 $650,000 $603,131

thousands) $600,000

$550,000 (in $500,000 $450,000 $400,000 $350,000

$300,000

12/31/2004 12/31/2005 12/31/2006 12/31/2007 1Q 2008

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Deposit Trends

Despite a reduction in total deposits, since 2006 the percentage of transaction accounts to total deposits has improved.

$500,000 25.0% $481,729 $471,062 $472,794 $454,043 $450,000 20.0%

$404,116 thousands) $400,000 15.0%

(in $350,000 10.0%

$300,000 5.0%

$250,000 0.0% 12/31/2004 12/31/2005 12/31/2006 12/31/2007 1Q 2008

Deposits Transaction Accounts / Total Deposits

Transaction accounts defined as both non-interest and interest bearing demand deposits.

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Earnings & Provision Trends

As management has provisioned for expected loan losses, earnings have suffered.

$20,000

$16,412

$15,000

$10,000

$4,436 $5,000 $3,089 $3,410 thousands) $1,965 $1,180 $650 $639

$0

(in -$2,219

-$ 5,000

-$ 10,000

-$ 15,000 -$14,163

-$ 20,000

12/31/2004 12/31/2005 12/31/2006 12/31/2007 1Q 2008

Net Income Provision

FEDERAL TRUST

Management & Director Overview

- Recently both the Board and Management have undergone personnel changes, adding experienced directors and officers dedicated and committed to resolving current issues and growing the franchise.

Executive Officers	Title	At FDT Since	Years of Experience
Dennis T. Ward	President & Chief Executive Officer	2007	31
Gregory E. Smith	Executive Vice President / Chief Financial Officer	2003	29
Mark E. McRae	Executive Vice President / Senior Loan Officer	2007	17
Jennifer B. Brodnax	Executive Vice President / Retail Banking	1987	20
Lindsay B. Sandham	Senior Vice President / Chief Credit Officer	2007	20
Edward J. Walker	Senior Vice President / Special Assets	2008	40

Directors	Title	Director Since
Robert G. Cox	Chairman of the Board	2006
Dennis T. Ward	President & Chief Executive Officer	2007
Samuel C. Certo, PhD.	Director	1996
A. George Igler	Director	2001
Charles R. Webb	Director	2007
Kenneth W. Hill	Director	1995
Eric J. Reinhold	Director	2006

15

The information displayed is prior to selecting additional board members from standby purchasers.

FEDERAL TRUST

Biographies of Key Personnel

Robert G. Cox, Chairman of the Board: Appointed as a director of Federal Trust Corporation in November 2006. Mr. Cox is a retired bank executive, having served as the President of Summit Bank in New Jersey from 1980 to 1987, and then as the President of Summit Bancorp upon the merger of Summit Bank and UTB Financial Corp. in 1987. Mr. Cox served at Summit Bancorp until his retirement in 2000. In addition, he was recently a director at Ryan Beck & Company and is currently a member of the Board of Trustees of New Jersey SEEDS.

Charles R. Webb, Director: Appointed as a director of Federal Trust Corporation in January 2007. He is currently a Principal of Ernst & Webb, LLC, a consulting firm based in Naples, Florida and Cincinnati, Ohio, which specializes in merger integration for financial institutions. Mr. Webb also has over 35 years of financial institution experience, including serving as both Chief Executive Officer and Chief Financial Officer of thrift institutions.

Dennis T. Ward, President & Chief Executive Officer: Named President and Chief Executive Officer and Director of Federal Trust Corporation in September 2007. Mr. Ward was also appointed Chairman of the Board of Directors, President and Chief Executive Officer of Federal Trust Bank in September 2007. Mr. Ward joined Federal Trust Corporation as Executive Vice President and Chief Operating Officer in February 2007. Prior to joining Federal Trust Corporation, he served as Central Florida President for Regions Bank for nine years. His previous banking experience includes International Banking for SunTrust and National Bank of Detroit. Mr. Ward has over 31 years of banking experience.

Gregory E. Smith, Chief Financial Officer: Named Executive Vice President and Chief Financial Officer of Federal Trust Corporation and Federal Trust Bank in March 2003. He has worked for both large and small commercial banks and savings institutions in Florida since 1979. His prior banking experience includes being a president, chief operating officer, chief financial officer and director of financial institutions. Mr. Smith is a certified public accountant and he started his career with a large accounting firm in New York, where he was a bank specialist.

FEDERAL TRUST

Biographies of Key Personnel

Mark E. McRae, Executive Vice President & Senior Loan Officer: Joined Federal Trust Bank as Executive Vice President and Senior Loan Officer in November 2007. Mr. McRae has 17 years of commercial banking experience, primarily focused in middle market and business banking. Prior to joining Federal Trust Corporation, from 2004 to 2007, Mr. McRae was with Regions Bank in Central Florida as Commercial Middle Market Sales Manager. From 1995 to 2003, Mr. McRae was employed by Southtrust Bank, working in Tampa, Florida.

Lindsay B. Sandham, Senior Vice President & Chief Credit Officer: Joined Federal Trust Bank in February 2007 as Senior Vice President and Chief Credit Officer. From 2005 through 2006, he was employed by Seacoast National Bank, located in Stewart, Florida. From 2004 through 2005, he was employed by SunTrust Bank, working in Orlando, Florida. From 2003 to 2004 he was employed by Equistar Financial Corporation, located in St. Petersburg, Florida. Prior to working for Equistar Financial Corporation, Mr. Sandham worked for eight years with Canadian Imperial Bank of Commerce in various credit related areas.

Edward J. Walker, Senior Vice President, Special Assets: Joined Federal Trust Bank in 2008 as Senior Vice President in charge of special assets. From 1993 to 2008, he was Group Credit Director/Senior Vice President at Regions Bank in Central Florida. From 1985 to 1993 he was employed by Barnett Bank of Central Florida/South Florida where he was Senior Vice President in the Special Assets Department. Prior to his position at Barnett Bank of Central Florida, Mr. Walker held positions at American Savings and Loan Association of Florida, SunTrust Bank and State National Bank of Bridgeport.

FEDERAL TRUST

Market Area

• Headquartered in Sanford, Florida located approximately 20 miles from downtown Orlando.

• We conduct business through 11 full service branches located in Orange, Seminole, Volusia, Lake and Flager Counties.

– We consider our primary market area to be the counties in which we have branches as well as Osceola County, which is contiguous to Orange County.

– We will utilize our strategically located branch network to increase loan opportunities with our retail and small business customer base.

• Central Florida is a demographically attractive market area:

– Population of 2.3 million in the six counties in our primary market area.

– The Orlando-Kissimmee MSA currently has an unemployment rate of 2.9% and remains in the top of the state in key growth indicators.

– Primary market area is principally known as a tourist destination, attracting over 20 million visitors per year.

– Other major industries include: aerospace and defense, electro-optics and lasers, computer networking and data management.

• The area is also home to the University of Central Florida, Valencia Community College and Seminole Community College, which have a combined enrollment exceeding

100,000 students. In addition, Rollins College and Stetson University are also located in our market area.

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Business Strategy

• Growing and developing our franchise by providing our target customer base with personalized banking services.

• Opened 5 de novo branches in 2006 and 2007.

– We look to leverage this investment to increase our lower cost deposits and reduce our reliance on wholesale funding sources.

• In 2007, implemented a new initiative aimed at developing a broader range of products for our customers and creating an enhanced business and sales culture.

• Established a team experienced in problem asset resolution dedicated to working out problem credits.

• Strengthened underwriting policies and procedures and renewed focus on in-market loan originations.

– We do not plan any further purchases of pooled residential real estate loans as we have done in the past.

– We plan to reduce our portfolio of large land acquisition, development and residential construction loans in favor of smaller commercial business loans.

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Offering Information

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How to Order – Registered Shareholders

• Rights certificates, Substitute Form W-9 and payment are to be submitted to Registrar and Transfer Company

• Payments – made payable to Registrar and Transfer Company.

– Enclose bank check or bank draft.

– Postal telegraphic or express money order.

– Wire transfer of immediately available funds to the account maintained by Registrar and Transfer Company.

• Personal checks or cash may not be remitted.

• Expiration date – 5 pm Eastern Time on June 12, 2008.

By Mail: By Hand or Overnight:

Registrar and Transfer Company Registrar and Transfer Company P.O. Box 645 Cranford, NJ 07016-0645 10 Commerce Drive Cranford, NJ 07016 Attn: Reorg/Exchange Department Attn: Reorg/Exchange Department

FEDERAL TRUST

How to Order – Holders in Street Name

• If you are interested in purchasing shares, contact your broker as soon as possible.

• Expiration date – 5 pm Eastern Time on June 12, 2008.

– Your nominee may establish a deadline that may be earlier.

FEDERAL TRUST

Questions?

Information Agent

Stifel, Nicolaus & Company, Incorporated 866.779.2408 10:00 a.m. to 4:00 p.m., Monday – Friday

Subscription Agent Registrar and Transfer Company 800.368.5948 10:00 a.m. to 4:00 p.m., Monday – Friday